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                                                                    EXHIBIT 99.1

NEWS RELEASE                                [WILLIAMS ENERGY PARTNERS L.P. LOGO]

NYSE:WEG

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October 25, 2001

          WILLIAMS ENERGY PARTNERS L.P. REPORTS THIRD-QUARTER EARNINGS

TULSA -- Williams Energy Partners L.P. (NYSE:WEG) today announced earnings for the third quarter ending Sept. 30, 2001. Net income for the current quarter was $5.7 million, or 49 cents per unit on a fully diluted basis, compared with $600,000 in the 2000 quarter.

The $5.1 million increase in net income was partially due to the acquisition of a marine terminal facility in New Haven, Conn., in September 2000 and two inland terminals in Little Rock, Ark., in June 2001. Also contributing to the increase were higher ammonia volumes and tariff rates and increased utilization and rates at our Gulf Coast marine facilities.

The 2001 quarter also benefited from changes related to the partnership's initial public offering on Feb. 6, 2001, including the retirement of debt that lowered interest costs, a reduction in general and administrative costs and the lack of income taxes due to the partnership structure. Prior to Feb. 6, the assets were held by Williams (NYSE:WMB).

"Our recently announced distribution increase equates to 10 percent distribution growth from our initial public offering in February 2001. Our assets continue to generate strong results, boosted by the acquisition of two inland terminals earlier this year. We should begin receiving full benefit from our Dallas Love Field jet fuel supply project in the near term, as well," said Phil Wright, president of Williams Energy Partners.

"In addition, we continue to actively pursue transactions to implement our growth strategy and to bring additional accretive earnings and distributions to our unitholders," Wright added.

Operating profit for the third quarter increased $2.8 million from $4.5 million in 2000 to $7.3 million in 2001. The increase was due to the New Haven and Little Rock terminal acquisitions, higher ammonia volume and tariffs, increased utilization and rates at the Gulf Coast marine facilities and lower general and administrative costs.

For the year to date through Sept. 30, 2001, including the pre-initial public offering period Jan. 1 through Feb. 9, net income was $17.0 million, or $1.47 per unit on a pro forma fully diluted basis, compared to $3.4 million for the same period in 2000.


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Operating profit for the same year-to-date periods was $22.8 million in 2001 and
$15.3 million in 2000. This 49 percent increase was primarily due to increased storage utilization and rates at the Gulf Coast marine terminals, the New Haven and Little Rock terminal acquisitions and increased profits due to an ammonia minimum throughput commitment.

The average number of common and subordinated units outstanding for the quarter and year-to-date periods was 11.4 million.

An investor conference call with management regarding third-quarter results is scheduled today at 1:30 p.m. Eastern. To participate, call (800) 289-0485 and provide code 751244, WEG earnings call. International callers may dial into
(913) 981-5518 and provide the same code. A webcast will also be available at www.williams.com/weg/weg_news.html.

Audio replays of the conference call will be available from 4:30 p.m. Eastern on Oct. 25 through midnight on Nov. 1. To access the replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The access replay code is 751244.

Williams Energy Partners' asset portfolio includes four marine petroleum product terminal facilities, three located along the U.S. Gulf Coast and one located near the New York Harbor. The aggregate storage capacity of these terminals is in excess of 17.6 million barrels. The portfolio also includes 26 inland terminals that form a distribution network for gasoline and other refined petroleum products throughout the southeastern United States. The partnership owns an ammonia pipeline and terminals system that extends for approximately 1,100 miles from Texas and Oklahoma to Minnesota.

About Williams Energy Partners L.P.

Williams Energy Partners L.P. was formed to own, operate and acquire a diversified portfolio of energy assets. The partnership is engaged principally in the storage, transportation and distribution of refined petroleum products and ammonia. The general partner of WEG is a unit of Williams (NYSE:WMB), which specializes in a broad array of energy-related services, including energy marketing and trading and natural gas pipeline transportation.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Examples of such uncertainties and risk factors include, but are not limited to, changes in the price for crude oil, changes in demand for refined petroleum products, adverse developments affecting our ammonia pipeline customers, changes in federal government policies affecting farm subsidies, changes to cost estimates relating to specific acquisitions, changes in economic and industry conditions and changes in regulatory requirements (including changes in environmental requirements). These and other factors are set forth in the Partnership's Form 10-K for the year 2000 filed with the Securities and Exchange Commission.

Contact Information:

Kelly Swan, Media Relations               Paula Farrell, Investor Relations
(918) 573-6932                            (918) 573-9233
kelly.swan@williams.com                   paula.farrell@williams.com



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